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Exhibit 99.3

Offer to Exchange
7 1/8% Notes Due 2007, which
have been Registered under the Securities Act,
for Outstanding
7 1/8% Notes Due 2007
of
Harman International Industries, Incorporated

To The Depository Trust Company participants:

        Enclosed are the materials listed below relating to the offer by Harman International Industries, Incorporated to exchange up to $300,000,000 aggregate principal amount of its 7 1/8% Notes Due 2007, pursuant to an offering registered under the Securities Act of 1933, as amended, for a like principal amount of its issued and outstanding 7 1/8% Notes due 2007, upon the terms and subject to the conditions set forth in the prospectus dated                        , 2002 of Harman, and the related letter of transmittal, in each case as amended or supplemented from time to time (which together constitute the "exchange offer").

        Enclosed are copies of the following documents:

1.
Prospectus dated                         , 2002;

2.
Letter of Transmittal;

3.
Notice of Guaranteed Delivery;

4.
Instruction to Book-Entry Transfer Participant From Owner; and

5.
Letter which may be sent to your clients for whose account you hold outstanding notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the exchange offer.

        We urge you to contact your clients promptly. Please note that the offer will expire at 5:00 p.m., New York City time, on                        , 2002, unless extended.

        The exchange offer is not conditioned upon any minimum number of outstanding notes being tendered.

        To participate in the exchange offer, a beneficial holder of outstanding notes must cause a Depository Trust Company's participant to tender such holder's outstanding notes to J.P. Morgan Trust Company, National Association's account, as exchange agent, maintained at The Depository Trust Company for the benefit of the exchange agent through The Depository Trust Company's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees, on behalf of The Depository Trust Company participant and the beneficial owners of tendered outstanding notes, to be bound by the terms of the letter of transmittal. By complying with The Depository Trust Company's ATOP procedures with respect the exchange offer, The Depository Trust Company participant confirms, on behalf of itself and the beneficial or owners of tendered outstanding notes, all provisions of the letter of transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the letter of transmittal to the exchange agent.

        Pursuant to the letter of transmittal, each holder of outstanding notes will represent to Harman that (i) it is not an affiliate of Harman or its subsidiaries or, if the holder is an affiliate of Harman or its subsidiaries, it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable, (ii) the exchange notes are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, (iii) the holder has not entered into an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes, (iv) the holder is not a broker-dealer who purchased the notes for resale pursuant to an exemption under the Securities Act, and (v) the holder will be able to trade exchange notes acquired in the exchange offer without restriction under the Securities Act. If the tendering holder is a broker-dealer that will receive exchange notes for its own account pursuant to the exchange offer, Harman will represent on behalf of such broker-dealer that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. By acknowledging that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The enclosed instruction to the book-entry transfer participant from owner contains an authorization for you to make the foregoing representations from the beneficial owners of the outstanding notes to be tendered by you on their behalf in the exchange offer.

        We will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of outstanding notes pursuant to the exchange offer. We will pay or cause to be paid any transfer taxes payable on the transfer of outstanding notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

        Additional copies of the enclosed material may be obtained from J.P. Morgan Trust Company, National Association., One Liberty Place, 1650 Market Street, Suite 5210, Philadelphia, PA 19103, Attention: Stephen Schaaf.

Very truly yours,
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, OR J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99.3